Media contact: Janice D. Lantz Manager, Communications 800 Cabin Hill Drive Greensburg, Pa. 15601-1689 Phone: (724) 838-6984 Media Hotline: 1-888-233-3583 E-Mail: jlantz@alleghenyenergy.com	Investor contact: Max Kuniansky Director, Investor Relations 800 Cabin Hill Drive Greensburg, Pa. 15601-1689 Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Announces Agreement
to Sell Lincoln Generating Facility

Greensburg, Pa., September 28, 2004 – Allegheny Energy, Inc. (NYSE:AYE) today announced that its subsidiary, Allegheny Energy Supply Company, LLC, signed an agreement to sell for approximately $173 million its 672-megawatt (MW) Lincoln Generating Facility, in Manhattan, Illinois, together with an associated tolling agreement, to an affiliate of ArcLight Capital Partners, LLC. Proceeds from the sale will be used to reduce debt. Allegheny expects to record a loss relating to the sale of approximately $210 million (approximately $130 million, net of income taxes) in the third quarter of 2004.

In addition, Allegheny has retained Banc of America Securities as a financial advisor to assist in the sale of its two remaining Midwest natural gas-fired peaking facilities, located in Indiana and Tennessee. As a result of these events and in light of current market conditions, the Company expects to take a non-cash impairment charge on the remaining two facilities of approximately $440 million (approximately $280 million, net of income taxes) in the third quarter of 2004.

“With the sale of this non-core asset and the potential sale of our other Midwest assets, Allegheny takes another step forward in reducing debt, improving earnings and regaining financial strength,” stated Paul J. Evanson, Chairman and CEO. “Excluding the loss and charges for these Midwest peaking facilities, we still expect to report positive earnings from core operations for the third quarter.”

The Lincoln sale is subject to certain closing conditions, federal regulatory approvals and third-party consents. Allegheny anticipates that the transaction will close in the fourth quarter of 2004.

In addition to the Lincoln facility, Allegheny’s natural gas-fired Midwest generating facilities include the Wheatland Generating Facility (512 MW), in Wheatland, Indiana, and the Gleason Generating Facility (526 MW), in Gleason, Tennessee. The three peaking facilities were built in June 2000 and acquired by Allegheny in May 2001.

The Buyer

The buyer is an affiliate of ArcLight Capital Partners, LLC, one of the world’s leading energy infrastructure investing firms. ArcLight invests throughout the energy industry value chain in hard assets that produce current income as well as capital appreciation.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an energy company consisting of two major businesses, Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s delivery business, Allegheny Power; the closing of various agreements; results of litigation; financing plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties.  There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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